UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/20/2009

Webster Financial Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31486

Delaware	06-1187536
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Webster Plaza
Waterbury, Connecticut 06702
(Address of principal executive offices, including zip code)

203-465-4364
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)        Resignation of Scott M. McBrair
        On January 20, 2009, Scott M. McBrair, Executive Vice President, Retail Banking of Webster Financial Corporation (the "Company"), informed the Company that he intends to resign effective as of January 31, 2009. Mr. McBrair will continue as a consultant to the Company until April 30, 2009.
(e)    Separation Agreement with Mr. McBrair.
        On January 20, 2009, the Company entered into an employment separation agreement with Mr. McBrair (the "Separation Agreement") providing for his resignation and eventual termination of employment with the Company. The Separation Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference. The summary of the Separation Agreement set forth below is qualified in its entirety by reference to the text of the Separation Agreement.
        Under the Separation Agreement and subject to the terms and conditions set forth therein, Mr. McBrair is resigning from all positions he holds with the Company effective January 31, 2009. He will serve as a consultant until April 30, 2009, at which time his employment with the Company will terminate.
        Until January 31, 2009, Mr. McBrair will continue to exercise his responsibilities as Executive Vice President, Retail Banking, and will continue to be eligible to receive his current compensation and benefits. Mr. McBrair will receive an incentive bonus for 2008 in the amount of $107,413.
        From February 1, 2009 through April 30, 2009 (the "Transition Period"), Mr. McBrair will continue to receive payment of his weekly salary and will continue to participate in certain benefit programs of the Company under the terms of such programs, including continued health insurance coverage and participation in the Webster Financial Corporation 1992 Stock Option Plan (the "Stock Option Plan").
        As soon as practicable after May 1, 2009, but no later than June 1, 2009, Mr. McBrair will be entitled to the following severance payments and benefits:
(i)        a payment equal to Mr. McBrair's current annual base salary of $330,500, plus unused 2009 paid time off, not to exceed nine days;
(ii)        a payment equal to $71,608 representing Mr. McBrair's pro rata target annual bonus for 2009, plus an additional amount equal to a pro rata portion of performance-based stock awarded in 2007 multiplied by the closing price of Company common stock on April 30, 2009, and unvested restricted stock (after taking into account the pro rata vesting described below); and
(iii)        continued group health insurance coverage, for the period beginning May 1, 2009 and ending April 30, 2010, on the same terms and conditions as if he were an active employee.
With respect to Mr. McBrair's outstanding equity incentive awards, any eligible unvested restricted stock and employee stock options will vest on a pro rata basis.
        In addition to the foregoing, Mr. McBrair will be entitled to receive certain relocation and outplacement benefits (including legal fees) and benefits accrued under the Webster Bank Pension Plan and Webster Bank Supplemental Executive Retirement Plan.
        Further, the terms of the Change in Control Agreement between the Company and Mr. McBrair dated as of January 1, 2008, as amended, will continue in effect until January 31, 2009.
        In consideration for the payments and services described above, Mr. McBrair has agreed to execute a general release of claims at the time of his termination of employment.

Item 9.01.    Financial Statements and Exhibits

(a)        Not applicable.
(b)        Not applicable.
(c)        Not applicable.
(d)        Exhibits.

Exhibit No.        Description

10.1                Employment Separation Agreement by and between Webster Financial Corporation, Webster Bank, N.A. and Scott M. McBrair, dated as of January 20, 2009

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Webster Financial Corporation

Date: January 22, 2009	By:	/s/ Harriet Munrett Wolfe
Harriet Munrett Wolfe
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Separation Agreement by and between Webster Financial Corporation, Webster Bank, N.A. and Scott M. McBrair, dated as of January 20, 2009.